SERVICE AGREEMENT

                            STAFF LEASING AGREEMENT

PARTIES

     This Agreement is entered into this 16 day of December, 1999, by and between Professional Employer Plans, Inc. a Florida corporation (hereafter referred to as "Professional Employer Plans, Inc."), an Weststar Environmental (hereafter referred to as "Client"), whose respective addresses are set forth on the signature page of this Agreement.

I. TERM OF AGREEMENT

     A. The initial term of this Agreement shall be one (1) year (the "Initial Term"). Following the completion of the Initial Term, this Agreement shall automatically renew and remain in effect until either party gives written notice to the other party by delivering notice of termination of at least thirty days. In addition, Professional Employer Plans, Inc. may at any time immediately terminate this Agreement in the event of breach by Client of any of the terms of this Agreement or upon the occurrence of any of the events set forth in Section XI below.

II. SERVICES

     A. Professional Employer Plans, Inc. agrees to furnish to Client employees to perform job functions identified by workers' compensation code classifications. Client warrants that the list of workers' compensation classifications is accurate and complete; that employees performing these job functions do so at the location specified in this Agreement as Client's address. Client understands and agrees that prior written approval from Professional Employer Plans Inc.'s workers' compensation carrier must be obtained prior to the addition of any workers' compensation classification to this Agreement.

     B. Client expressly agrees and understands that no employee shall become employed by Professional Employer Plans, Inc., covered by Professional Employer Plans, Inc.'s workers compensation insurance or any other benefit or term and condition of employment or issued a payroll check, unless the individual has, prior to commencing work for Professional Employer Plans, Inc., completed Professional Employer plans, Inc.'s new hire booklet, W-4 withholding form, and form I-9, all of which must be delivered to Professional Employer Plans, Inc. before the employee commences employment. Professional Employer Plans, Inc. as a leased employee. In addition, Professional Employer Plans, Inc. shall not be considered to be an employer of any individual for whom payroll information is not supplied during any payroll period (except as may be required by law). Client assumes full responsibility for workers" compensation claims of individuals paid directly by Client, as well as for other Parties hired by or working for Client, whether as an employee, independent contractor, or in any other status.


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     C. Professional Employer Plans, Inc. shall maintain the minimum level of authority required by state law so as to maintain a right of direction and control over leased employees assigned to Client's location. Client shall, however retain such sufficient direction and control over the leased employees as is necessary to conduct Client's business and without which Client would be unable to conduct its business, discharge any fiduciary responsibility that it may have, or comply with any applicable licensure, regulatory, or statutory requirement of Client. Additionally, Professional Employer Plans, Inc. assumes responsibility for the payment of wages to the leased employees without regard to payments by Client to Professional Employer Plans, Inc. and Professional Employer Plans, Inc. assumes full responsibility for the payment of payroll taxes and collection of taxes from payroll on leased employees. Professional Employer Plans, Inc. will give written notice of the relationship between Professional Employer Plans, Inc. and Client to each leased employee it assigns to perform services for Client. Professional Employer Plans, Inc. does not assume any responsibility for, and makes no assurances, warranties, or guarantees as to the ability or competence of any leased employee.

     D. Client agrees to provide all facilities, supplies, equipment, and all other necessary items that may be required by employees to perform their employee services.

III. WORKERS' COMPENSATION

     A. Professional Employer Plans, Inc. shall secure workers' compensation coverage in such amounts as is required by applicable law and shall be responsible for the management of workers' compensation claims, claims filings and related procedures for its leased employees for services, which they perform as leased employees. (Should Client be allowed to maintain its own workers' compensation policy, Professional Employer Plans, Inc. shall be named as an additional insured on such policy or policies. In addition, in such situations where Client maintains its own workers' compensation policy, Client shall at no time directly pay any workers' compensation premiums but shall instead, at least fourteen (14) days prior to the premium due date, remit to Professional Employer Plans, Inc. by overnight mail, next day delivery service, a cashier's check sufficient to cover the premium due from the Client in order for Professional Employer Plans, Inc. to submit these funds to the carrier. Professional Employer Plans, Inc. shall have no responsibility in such situations where Client retains its own workers' compensation policy other than to remit to the carrier such payments as Client forwards to Professional Employer Plans, Inc.)

     B. While Professional Employer Plans, Inc. shall retain a right of direction and control over the management of safety, risk and hazard control involving leased employees performing work at Client work sites, as may be required by applicable state and federal laws, compliance with all applicable laws related to such matters is a responsibility of Client. Client acknowledges that it is responsible to maintain a safe working environment, provide proper training in compliance with state and federal OSHA standards, and establish and maintain such safety programs, safety policies, and safety committees as may be required by law. Professional Employer Plans, Inc. shall provide such assistance and maintain such responsibility for performing safety inspections of Client equipment and premises and assistance and responsibility for the promulgation and administration of employment and safety policies as is required by applicable law; however, Client acknowledges that Professional Employer Plans, Inc. is either

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providing or not providing such assistance and responsibility and assumes no liability. Client further agrees to comply with any Professional Employer Plans, Inc. workers' compensation light duty requirements as directed by Professional Employer Plans, Inc., including reinstatement of employees in a light duty capacity, and shall comply with such Drug Free Workplace Act policies, if any, as may be implemented by Professional Employer Plans, Inc. according to our agreement.

     C. Client represents that its working environment, equipment, machinery, supplies and training for existing employees currently meet all state and federal OSHA standards and that they will be maintained in compliance with such standards during the duration of this Agreement. Client shall provide and ensure use of all personal protection gear and equipment, as required by law, or as deemed necessary by Professional employer Plans, Inc.'s workers' compensation carrier.

IV. BENEFIT PLANS

     A. Client acknowledges that Professional Employer Plans, Inc. has available employee benefit plans for the possible application to employees. Any other employee benefit plans maintained by Client, regardless of whether they provide benefits to the employees, shall be the sole responsibility of Client.

     B. Professional Employer Plans, Inc. agrees to assume responsibility for the current COBRA participants on Client's group health and life insurance plan in effect as of the effective date of this Agreement (current COBRA participants), who have all been listed by Client on Exhibit B, provided such current COBRA participants were eligible for coverage under Client's plan in accordance with federal law. Client agrees that upon termination of this Agreement client will immediately replace all group benefit plans offered by Professional Employer Plans, Inc. Should client at any time obtain any form of group employee benefit coverage from an insurance carrier, another employee leasing company/professional employer or otherwise, which will provide group health or life insurance coverage to any of the employees, Client will assume full responsibility for the continuation of coverage under COBRA for the current COBRA participants in addition to any employees who may elect COBRA coverage under Professional Employer Plans, Inc.'s plans during the term of this Agreement, for the remainder of their COBRA eligibility period. Should Client not obtain such coverage, Client will pay to Professional Employer Plans, Inc. each month the sum of $__________ per employee for each employee who continues to be covered by a Professional Employer Plans, Inc. benefit plan. Such payment shall be liquidated damages to compensate Professional Employer Plans, Inc. for any additional expenses incurred by Professional Employer Plans, Inc. as a result of Client not fulfilling its obligations as agreed to in this paragraph.


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     C. To assure compliance with the Internal Revenue Code, the Employee
Retirement Income Security Act and other related federal regulations, Client certifies that it has properly disclosed the following to Professional Employer Plans, Inc. on the required Retirement Plan Questionnaire: (1) any retirement plans currently or previously maintained by the adopting company or any related entities (within the meaning of the Internal Revenue Code Section 414. including 414(c) and 414(h)): (2) listed all of the owners, officers and shareholders
(to identify those highly compensated and key employees for purpose of discrimination and top heavy testing): (3) listed/entered any family relationships for owners, officers and shareholders with co-employees. In the event that Client had failed to properly identify and/or properly complete the Retirement Plan Questionnaire, Client agrees to indemnify Professional Employer Plans, Inc. Indemnified Parties for any and all liability associated therein.

     Prior to Client merging its plan into the qualified Professional Employer Plans, Inc. Retirement Plan, or prior to Client transferring assets from its qualified plan into the Professional Employer Plans, Inc. Retirement Plan, Client understands and agrees that Professional Employer Plans, Inc. shall have the right to inspect all plan documents, records, IRS determinations, etc. for compliance with the law.

     Client agrees that if the Agreement is terminated between Client and Professional Employer Plans, Inc., Client understands that in the event Client does not adopt a successor plan and arrange for a transfer of assets from the Professional Employer Plans, Inc. Retirement Plan to the successor plan within six (6) months of the termination date, all employees covered under the Professional Employer Plans, Inc. Retirement Plan will become fully vested in their account balances.

     If Client maintained a plan during the plan year (January 1 through December 31) prior to contracting with Professional Employer Plans, Inc., Client agrees to provide Professional Employer Plans, Inc. with all required information (including but not limited to Box I wages and employee deferrals, employer matches, and contributions, etc), prior to contracting with Professional Employer Plans, Inc. so that Professional Employer Plans, Inc. may conduct discrimination testing on a combined basis for the first plan year.

     Client agrees that in the event the Professional Employer Plans, Inc. Retirement Plan as adopted by the Client plan become top heavy as defined by the prevailing Internal Revenue Code and/or regulations, Client will be solely responsible for making a contribution to non-key employees assigned to it to satisfy the top heavy test.

     In addition, Client further warrants that no covered employee is receiving compensation from it that will not be paid by Professional Employer Plans, Inc. Client understands that any payment made to any leased employee outside this Agreement may result in the Professional Employer Plans, Inc. Retirement Plan being disqualified. Should the Professional Employer Plans, Inc. Retirement Plan be disqualified as a result of the Client failing to report any compensation to covered employees, Client will be solely liable for any damages of any nature arising out of the failure to report such compensation to Professional Employer Plans, Inc.

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V. SERVICE FEES

     A. For services to be rendered under this Agreement, Professional Employer Plans, Inc. shall be entitled to a set up fee and service fee as specified on Exhibit A hereto titled "Fee Schedule". All funds due Professional Employer Plans, Inc. are payable by wire transfer or certified check or as described in "Exhibit A" prior to Professional Employer Plans, Inc.'s issuance of payroll checks each pay period. As a condition of this agreement and as defined in "Exhibit A", should Client and Professional Employer Plans, Inc. be agreeable to allowing Client to reimburse Professional Employer Plans, Inc. by company check, Client may be required to maintain a prepayment with Professional Employer Plans, Inc. in an amount equal to the total payroll and any direct and indirect costs related to that payroll for one average payroll period. These monies shall be maintained by Professional Employer Plans, Inc. to help guarantee performance of all terms, covenants, obligations of Client under this Agreement. If Client should fail to pay Professional Employer Plans, Inc. any payment or any other funds when due, Professional Employer Plans, Inc. may apply the prepayment to the amount due. Professional Employer Plans, Inc. shall refund any remaining prepayment within twenty (20) days after the termination of this Agreement provided Client has fulfilled its obligations under this Agreement. A late payment charge of one and one-half percent (1 1/2%) will be added to all accounts not paid when due. Checks returned unpaid from Client's bank will be subject to the late payment charge plus any additional costs incurred by Professional Employer Plans, Inc. An unpaid balance will also be subject to periodic charge of one and one-half percent (1 1/2%) per calendar month (or such lesser interest amount if set by applicable law at a lower amount) until paid in full. Professional Employer Plans, Inc. reserves the right to, at any time, terminate this Agreement if full payment is not made when due.

     B. Should Client require additional services not included in this Agreement, the fee for any such additional services shall be negotiated and paid separately. The fees set forth on Exhibit A are subject to adjustment by Professional Employer Plans, Inc. based upon changes in local, state and/or federal employment law, changes in insurance requirements or costs, costs directly attributable to Client or to leased employees assigned to Client, or changes in Client's payroll. Upon written notification to Client from Professional Employer Plans, Inc. of a fee adjustment, Client shall have the right to terminate this Agreement by giving notice of termination to Professional Employer Plans, Inc. within fourteen days after receipt from Professional Employer Plans, Inc. of a notice of a fee adjustment, and after payment of all funds owed to Professional Employer Plans, Inc. by Client.

VI. LIMIT OF SERVICES

     Professional Employer Plans, Inc. will only provide the above listed services and no other services shall be provided or implied, including without limitation any strategic, operational or other business related decisions with regard to Client's business. Such decisions shall exclusively be the responsibility of Client and Professional Employer Plans, Inc. shall bear no responsibility nor liability for any actions or inaction by Client. When implementing such decisions, whether or not the actions are implemented by leased employees, Client shall be acting solely on its own volition and responsibility. If Professional Employer Plans, Inc. is


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leasing any supervisory employees to Client; such supervisory employees' scope of employment is strictly limited. Supervisors' actions which are in violation of law or which result in liability will be outside the scope of their responsibility as Professional Employer Plans, Inc. leased employees and in such an event supervisory employees will be acting solely as the agents of Client.

VII. LIABILITY INSURANCE

     A. Client will provide proof of comprehensive general liability insurance coverage for its operation and all employees, with a minimum limit of liability no less than one million ($1,000,000.00) dollars per occurrence. If any leased employee will operate a vehicle owned or otherwise of any kind for Client, Client shall furnish liability insurance therefor against liability for bodily injury and property damage and against uninsured motorists, each with a minimum limit of liability no less than one million ($1,000,000.00) dollars. Such policies shall also include blanket collateral liability and personal injury liability coverage. In addition, if professional employees are leased, professional liability coverage will be secured and maintained by Client with a limit of liability of no less than one million ($1,000,000.00) dollars. Client agrees, at its own expense, to include Professional Employer Plans, Inc. as an additonal named insured on all of Client's insurance policies, including without limitation professional liability policies and fidelity bonds. Client shall at the request of Professional Employer Plans, Inc. deliver to Professional Employer Plans, Inc. a certificate evidencing such insurance and the agreement(s) of the Insurer(s) that such insurance may not be cancelled without twenty (20) days prior notice to Professional Employer Plans, Inc. Any protection against the dishonest or criminal conduct or misappropriation of any funds engaged in by any employee maintained hereunder, such as fidelity bonding, shall be at Client's expense. Client's obligation under this Section shall survive termination of this Agreement.

VIII. INDEMNIFICATIONS

     A. Professional Employer Plans, Inc. agrees to indemnify and hold Client harmless from any claims, expenses, damages, actions or liability arising out of the failure of Professional Employer Plans, Inc. to perform its duties hereunder. Client hereby agrees to indemnify and hold Professional Employer Plans, Inc. harmless from any claims, expenses, damages, actions or liability arising out of:

          (i) worksite employment related matters related to the leased employees such as local, state and/or federal right-to-know laws, environmental laws, NLRB, OSHA, EEOC, ADA, WARN, FMLA, ERISA, all laws governing race sex, sexual harassment, retaliation, religion, veteran status, national origin, color, age, disability and marital status, disclosed and undisclosed benefit plans, and any other alleged violations of labor or employment laws which do not arise directly out of the failure of Professional Employer Plans, Inc. to perform its duties hereunder, it being understood that Client is responsible for all obligations relating to the leased employees, except those involving payroll, benefits withholding taxes, unemployment taxes, workers compensation



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               and other obligations expressly assumed by Professional Employer
               Plans, Inc. hereunder, and

          (ii) any actions taken by any employee leased hereunder on behalf of Client, or within the course and scope of performing duties on behalf of Client or any other person or firm while the leased employee is assigned to Client.

     B. All indemnification shall survive the termination of this Agreement.

IX. GOVERNMENT INVESTIGATIONS/LEGAL ACTIONS/INQUIRIES

     A. Client acknowledges that it is essential to Professional Employer Plans, Inc.'s performance under this Agreement that Professional Employer Plans, Inc. have complete knowledge of any government investigation or inquiry or private adversary action which could in any manner impact upon the types of duties contemplated by this Agreement. For example, but not by limitation, and audit by the Bureau of Workers' Compensation could affect the performance of functions under this Agreement. Thus, Client has provided to Professional Employer Plans, Inc., prior to entering into this agreement, full and complete disclosure, in writing, of any such administrative proceeding (including but not limited to EEOC, NLRB, OSHA, and Wage and Hour matters), investigation, lawsuit, or other adversary proceeding, including those which are threatened as well as those not yet asserted, in which Client has been involved during the last five (5) years.

     B. Professional Employer Plans, Inc. shall not be considered to be an employer of leased employees for purposes of claims of discrimination involving disability, race, sex, sexual harassment, religion, color, age, national origin, marital status, veteran status, retaliation, or for any other claim pursuant to any local, state or federal law regulation, or ordinance unless the action is taken by Client in compliance with a written corporate Professional Employer Plans, Inc. policy, procedure, or corporate direction, which is illegal under any applicable local, state or federal law.

X. CLIENT OBLIGATIONS AND RIGHTS

     A. Client understands that pursuant to Florida law, it may not enter into an employee leasing relationship with Professional Employer Plans, Inc. if client owes a current or prior employee leasing company an undisputed debt pursuant to any service agreement which existed between that other employee leasing company and client, or if client owes a current or prior insurer any undisputed amount representing premium for workers' compensation insurance. Client represents that it has met any and all prior premium and fee obligations with regard to worker' compensation premiums and employee leasing payments.

     B. Client has the right to accept or cancel the assignment of any leased employee. Client agrees that in making such decisions it will at all times comply with all applicable laws governing worksite related matters including but not limited to those described in Section VIII.


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

     C. Client agrees that it will obtain and provide to Professional Employer Plans, Inc. at the end of each pay period, records of actual time worked by each employee, verify their exempt or non-exempt status and that all hours worked by employees that are reported to Professional Employer Plans, Inc. are accurate and are in accordance with the requirements of the Fair Labor Standards Act and other laws administered by the U.S. Department of Labor's Wage and Hour Division and any applicable state law. These records submitted to Professional Employer Plans, Inc. shall become the basis for Professional Employer Plans, Inc. to issue all payroll checks. Professional Employer Plans, Inc. shall not be responsible for incorrect, improper or fraudulent records of hours worked, or for improper determination of exempt status. Should Client fail to meet the processing payment schedule, the delivery of payroll checks by Professional Employer Plans, Inc. will be delayed and an out of cycle processing charge could be billed to Client at Professional Employer Plans, Inc.'s option. Similarly, any changes to the hours reported to Professional Employer Plans, Inc. after the reporting time could be subject to an out of cycle check charge at Professional Employer Plans, Inc.'s option.

XI. EFFECT OF TERMINATION

     A. If for any reason payment is not made when due, Client agrees that Professional Employer Plans, Inc. will have the right to immediately terminate its performance hereunder and bring suit-seeking damages. Upon termination of this Agreement, for any reason, or should Client fail to timely pay Professional Employer Plans, Inc. for its services, all of the employees shall be deemed to have been laid off by Professional Employer Plans, Inc. and immediate notification of this shall be proved by Client to employees who have been leased pursuant to this Agreement. Client shall immediately assume all federal, state and local obligations of an employer to the employees which are not in conflict with state or federal law, and shall immediately assume full responsibility for providing workers' compensation coverage. Professional Employer Plans, Inc. shall immediately be released from such obligations as are permitted by law. It is the internet of the parties that, where allowed by law, they be placed in their respective positions immediately before their entry into this Agreement in the event of a termination or Client's failure to pay Professional Employer Plans, Inc. If for any reason Professional Employer Plans, Inc. makes any payment to any of the employees after this Agreement has been terminated, Professional Employer Plans, Inc. shall be entitled to full reimbursement for such expenditures.

     B. Professional Employer Plans, Inc. may also terminate this Agreement if, at any time, Professional Employer Plans, Inc. in its sole discretion determines that a material adverse change has occurred in the financial condition of Client, or that Client is unable to pay its debts as they become due in the ordinary course of business. This Agreement may also be terminated at any time by Professional Employer Plans, Inc. in the event of any federal, state, or local legislation, regulatory action, or judicial decision, which in the sole discretion of Professional Employer Plans, Inc., adversely affects its interest under this Agreement. Such termination shall not relieve Client of any obligation set forth herein, including but not limited to its payment obligations to Professional Employer Plans, Inc.



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XII. GENERAL PROVISIONS

     A. Client acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement including but not limited to any statement made by any marketing agent of Professional Employer Plans, Inc. Client acknowledges that Professional Employer Plans, Inc. has made no representation concerning whether Professional Employer Plans, Inc.'s services will improve the performance of Client's business.

     B. Client acknowledges that Professional Employer Plans, Inc. shall not be liable for any Client loss of business, goodwill, profits, or other damages.

     C. Client specifically authorizes Professional Employer Plans, Inc. to conduct a credit and background reference check on Client and such officers of Client as Professional Employer Plans, Inc. deems appropriate to compliance with the requirements of law when Client will be making payments with a company check.

     D. Client may not assign this Agreement nor its rights and duties hereunder, nor any interest herein, without the prior written consent of Professional Employer Plans, Inc.

     E. Client acknowledges and agrees that Professional Employer Plans, Inc. is not engaged in the practice of law or the provision of legal services, and that Client alone is completely and independently responsible for its own legal rights and obligations.

     F. This Agreement constitutes the entire Agreement between the parties with regard to this subject matter and no other agreement; statement, promise or practice between the parties relating to the subject matter shall be binding on the parties. This Agreement may be changed only by a written amendment signed by both parties.

     G. The failure by either party at any time to require strict performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach nor affect the effectiveness of this Agreement, or any part thereof, or prejudice either party as regards to any subsequent action.

     H. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and venue shall be in the applicable court in Hillsborough County, Florida.

     I. In the event of any lawsuit or other proceeding to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award of its costs and reasonable attorney's fees incurred at all levels of proceedings.


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     J. All notices and other communications hereunder shall be in writing and shall be deemed given on the day delivered personally, by facsimile transmission, or on the second business day following the day on which mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to Client: 9550 Regency Sq. Blvd., Suite 1109, Jacksonville, FL 32225

          (b)  Fax Number: 304-964-2805

          (c) if to Company: 1911 U.S. Highway 301 North, Suite 450, Tampa, FL 33619
               Fax Number: 813-612-9524

     K. No rights of any third party are created by this Agreement and no person not a party to this Agreement may rely on any aspect of this Agreement notwithstanding any representation, written or oral, to the contrary.

     L. In the event that any provision contained in this Agreement is held to be unenforceable by a court of competent jurisdiction, the validity, legality, or enforceability of the remainder of this Agreement shall in no way be affected or impaired thereby.

     M. Professional Employer Plans, Inc. will notify all employees of this Agreement at inception and termination of Agreement. Client shall also immediately upon termination of this Agreement notify all employees of the termination of this Agreement and inform them that they are no longer covered by Professional Employer Plans, Inc.'s workers' compensation policy.

     N. This Agreement shall be valid and enforceable only upon signature by an authorized Controlling Person of Professional Employer Plans, Inc.





AGREED TO:

PROFESSIONAL EMPLOYER PLANS, INC.            WESTAR ENVIRONMENTAL



By: /S/ Signature illegible  12/27/99        By: /s/ MICHAEL E. RICKS   12/11/99
    ---------------------------------            -------------------------------
                             (Date)                                       (Date)
    1911 U.S. Highway 301 North,                 9550 Regency Square Blvd.,
    Suite 450                                    Suite 1109
    Tampa, FL 33619                              Jacksonville, FL 32225


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